As filed with the Securities and Exchange Commission on June 9, 2017.

Registration No. 333-16359

Registration No. 333-49729

Registration No. 333-92549

Registration No. 333-119394

Registration No. 333-133831

Registration No. 333-139026

Registration No. 333-145790

Registration No. 333-148127

Registration No. 333-157566

Registration No. 333-165804

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-16359

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-49729

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-92549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-119394

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-133831

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-139026

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-145790

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-148127

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-157566

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-165804

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Centrue Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	36-3145350
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Midland States Bancorp, Inc. 1201 Network Centre Drive Effingham, Illinois	62401
(Address of Principal Executive Offices)	(Zip Code)

UnionBancorp, Inc. 1993 Stock Option Plan

UnionBancorp, Inc. 401(k) Plan

UnionBancorp, Inc. 1999 Non-Qualified Stock Option Plan

UnionBancorp, Inc. 2003 Stock Option Plan

UnionBancorp, Inc. 401(k) Plan

Kankakee Bancorp, Inc. 2003 Stock Incentive Plan

Kankakee Bancorp, Inc. 2003 Director Short Term Stock Incentive Plan

Kankakee Bancorp, Inc. 1992 Stock Option Plan

Kankakee Bancorp, Inc. Non-Employee Deferred Compensation Plan

Centrue Financial Corporation (Formerly known as UnionBancorp, Inc.) Amended and Restated 2003 Stock Option Plan

Centrue Financial Corporation Executive Deferred Compensation Plan

Centrue Financial Corporation 401(k) Plan

Centrue Financial Corporation 401(k) Plan

(Full title of the plan)

Douglas J. Tucker

Senior Vice President and Corporate Counsel

Midland States Bancorp, Inc.

1201 Network Centre Drive

Effingham, Illinois 62401

(217) 342-7321

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

William C. Fay, Esq.

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

(312) 984-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Centrue Financial Corporation (the “Registrant”):

•                  File No. 333-16359, pertaining to the registration of 600,000 shares of common stock, par value $1.00 per share, issuable under the UnionBancorp, Inc. 1993 Stock Option Plan.

•                  File No. 333-49729, pertaining to the registration of 20,000 shares of common stock, par value $1.00 per share, issuable under the UnionBancorp, Inc. 401(k) Plan.

•                  File No. 333-92549, pertaining to the registration of 50,000 shares of common stock, par value $1.00 per share, issuable under the UnionBancorp, Inc. 1999 Non-Qualified Stock Option Plan.

•                  File No. 333-119394, pertaining to the registration of 200,000 shares of common stock, par value $1.00 per share, issuable under the UnionBancorp, Inc. 2003 Stock Option Plan.

•                  File No. 333-133831, pertaining to the registration of 27,525 shares of common stock, par value $1.00 per share, issuable under the UnionBancorp, Inc. 401(k) Plan.

•                  File No. 333-139026, pertaining to the registration of 273,277 shares of common stock, par value $1.00 per share, issuable under the Kankakee Bancorp, Inc. 2003 Stock Incentive Plan, Kankakee Bancorp, Inc. 2003 Director Short Term Stock Incentive Plan, Kankakee Bancorp, Inc. 1992 Stock Option Plan, and Kankakee Bancorp, Inc. Non-Employee Deferred Compensation Plan.

•                  File No. 333-145790, pertaining to the registration of 370,000 shares of common stock, par value $1.00 per share, issuable under the Centrue Financial Corporation (Formerly known as UnionBancorp, Inc.) Amended and Restated 2003 Stock Option Plan.

•                  File No. 333-148127, pertaining to the registration of 92,000 shares of common stock, par value $1.00 per share, and $2,200,000 of deferred compensation obligations issuable under the Centrue Financial Corporation Executive Deferred Compensation Plan.

•                  File No. 333-157566, pertaining to the registration of 50,000 shares of common stock, par value $1.00 per share, issuable under the Centrue Financial Corporation 401(k) Plan.

•                  File No. 333-165804, pertaining to the registration of 100,000 shares of common stock, par value $1.00 per share, issuable under the Centrue Financial Corporation 401(k) Plan.

Pursuant to the Agreement and Plan of Merger, dated as of January 26, 2017, by and among Midland States Bancorp, Inc. (“Midland”), the Registrant and Sentinel Acquisition, LLC (“Merger Sub”), on June 9, 2017, the Registrant merged with and into Merger Sub, with Merger Sub continuing as a wholly owned subsidiary of Midland (the “Merger”).

In connection with the consummation of the Merger, the Registrant hereby terminates the Registration Statements and deregisters the remaining securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Effingham, state of Illinois, on June 9, 2017. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

MIDLAND STATES BANCORP, INC.,
on behalf of Centrue Financial Corporation

By:	/s/ Douglas J. Tucker
Name:	Douglas J. Tucker
Title:	Senior Vice President and Corporate Counsel